Exhibit 99.1

ISTA Pharmaceuticals Reports Fourth Quarter and Full-Year 2011 Financial Results

– 2011 Net Revenues Increase to $160.3 Million –

– On an Adjusted Cash Net Income Basis, ISTA Posts Second Year of Profitability –

– Company Reaffirms 2012 Financial Guidance –

IRVINE, Calif., February 23, 2012 (MARKETWIRE via COMTEX) — ISTA Pharmaceuticals, Inc. (NASDAQ: ISTA) announced today financial results for the quarter and the year ended December 31, 2011.

Fourth Quarter and Full-Year 2011 Highlights

•

Net revenues for the fourth quarter 2011 were $45.1 million, an increase of 9% over the third quarter of 2011, driven by sales of the twin pack for once-daily BROMDAY™ (bromfenac ophthalmic solution) 0.09% for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract extractions and sales of BEPREVE® (bepotastine besilate ophthalmic solution) 1.5%, ISTA’s ophthalmic solution for ocular itching associated with allergic conjunctivitis. Net revenues for year-end 2011 were $160.3 million, a 2.4% increase over full-year results for 2010 primarily driven by sales of BEPREVE.

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Under generally accepted accounting principles in the United States (GAAP), for the fourth quarter and full-year 2011 the Company reported a net loss of $15.9 million and $56.6 million, respectively, primarily impacted by non-cash warrant valuation adjustments of $22.2 million and $47.1 million, respectively, resulting from an increase in the Company’s stock price in the fourth quarter and for the year ending 2011. On an adjusted cash basis, ISTA had net income for the fourth quarter and full-year 2011 of $11.8 million, or $0.25 per diluted share, and $6.2 million, or $0.13 per diluted share, respectively, based on 47.3 million and 48.2 million diluted shares outstanding.

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During the fourth quarter ISTA announced positive preliminary results from the Company’s Phase 3 clinical program for PROLENSA™ (bromfenac ophthalmic solution), a lower concentration, new formulation of BROMDAY to treat pain and inflammation associated with cataract surgery. There were no serious drug-related ocular or systemic adverse events, and PROLENSA’s safety profile was found to be consistent with ISTA’s currently marketed topical non-steroidal anti-inflammatory (NSAID) compound, BROMDAY. Based upon these successful results, ISTA plans to file a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) in the first half of 2012, to gain approval to market PROLENSA in the U.S.

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Also during the fourth quarter, the Company announced that based on the results of clinical trials in dry eye, the Company plans to launch its first over-the-counter (OTC) artificial tear product in the second half of 2012. Clinical trials conducted in 2011 showed that ISTA’s OTC tear product was highly effective in treating both the signs and symptoms of dry eye disease as compared to patient baseline.

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On December 16, 2011 the Company confirmed it had received an unsolicited, non-binding proposal from Valeant Pharmaceuticals International, Inc. to acquire all of the outstanding shares of ISTA for $6.50 per share in cash, subject to due diligence. ISTA’s Board of Directors determined that the non-binding proposal was grossly inadequate and not in the best interests of ISTA shareholders and announced it would commence a review of all strategic options. On January 11, 2012, the Company received a revised non-binding proposal from Valeant to acquire the Company for $7.50 per share in cash with a target price of $8.50 per share in cash, subject to due diligence, which increased proposal Valeant confirmed on January 16, 2012. Valeant withdrew its proposal on January 30, 2012. The process for review of strategic options is advancing as planned and in an expeditious manner, consistent with the Board’s fiduciary responsibilities and its commitment to maximizing shareholder value.

“This was a transitional year for ISTA. Our switch from XIBROM™ to BROMDAY was unprecedented in our industry. In only six months we successfully converted more than 80% of the XIBROM franchise over to BROMDAY,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA Pharmaceuticals. “Accordingly, we were able to fend off an early entrant generic twice-daily bromfenac eye drop, approved in May, which now accounts for only 4% market share in the NSAID market. By September, we took BROMDAY to the number one market share spot as measured in prescription dollars. We also grew revenues for our allergic conjunctivitis product BEPREVE 82% over prior year. So, we’ve been very pleased with the progress we’ve made on the commercial side. As a result, we continued to generate revenue growth year over year and delivered our second full year of profitability on an adjusted cash basis. With the launch of the BROMDAY twin-pack, addition of several major managed care contracts and continued growth in BEPREVE sales, we plan to achieve revenues of at least $180 million in 2012.”

Continued Dr. Anido, “As for research and development, we have been highly successful in de-risking our new product pipeline. Last month the first patent application for PROLENSA was allowed and is scheduled to be issued in the first half of 2012. This week we received notification that the PROLENSA patent will not expire until September 2025. This positive patent news followed a very successful Phase 3 clinical study that showed PROLENSA to be safe and effective in treating pain and inflammation associated with cataract surgery. We plan to complete submission of the NDA for PROLENSA in the first half of 2012, and, upon approval by the FDA, we intend to accomplish another successful commercial switch before the market exclusivity for BROMDAY expires in October 2013.

“We also have moved forward with our nasal spray program. In January 2012, we initiated a Phase 2 clinical study for BEPOSONE™, a combination antihistamine/steroid nasal spray for the treatment of symptoms associated with seasonal allergic rhinitis. The trial is fully enrolled and we plan to report preliminary results in the first half of 2012. BEPOSONE represents a major potential expansion of our bepotastine allergy franchise, as it is anticipated to launch into a $2.5 billion nasal allergy market in 2015. And finally, in the second half of 2012, we plan to initiate Phase 3 clinical trials for T-PRED™, a promising anti-infective/steroid for ocular inflammation and infection.”

Fourth Quarter and Year End 2011 Operating Details

Net Revenues

(in millions, except percentage data)

(unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2011	2010	Change	2011	2010	Change
BROMDAY / XIBROM	$26.5	$34.8	-23.9%	$87.9	$105.8	-16.9%
BEPREVE	6.8	5.1	33.3%	28.6	15.7	82.2%
ISTALOL	7.1	7.0	1.4%	28.3	22.0	28.6%
VITRASE	4.7	4.2	11.9%	15.5	13.0	19.4%

Total net revenues	$45.1	$51.1	-11.8%	$160.3	$156.5	2.4%

Gross margin for the fourth quarter and year ended December 31, 2011, was 76.3%, or $34.4 million, and 75.6%, or $121.2 million, respectively, as compared to 75.7%, or $38.7 million, and 75.0%, or $118.9 million, for the same periods in 2010. The decrease in gross profit for the fourth quarter was primarily due to lower revenues from the BROMDAY/XIBROM franchise partially offset by continued growth in revenues from our higher margin product BEPREVE. The increase in gross profit in 2011 as compared to 2010 is primarily the result of continued increased growth in prescription levels and market share, particularly for BEPREVE, our higher gross margin product, partially impacted by lower revenues from the BROMDAY/XIBROM franchise.

Research and development expenses for the fourth quarter and year ended December 31, 2011, were $4.7 million and $31.6 million, respectively, as compared to $8.2 million and $25.9 million during the same periods in 2010. The decrease in the fourth quarter is primarily due to higher clinical trials costs in 2010 related to studies for dry eye and BEPOMAX™ (bepotastine besilate nasal spray) for seasonal allergic rhinitis along with FDA filings. The increase in 2011 as compared to 2010 was primarily the result of an increase in clinical development costs related to Phase 3 studies for PROLENSA and the dry eye program and Phase 2 studies for BEPOMAX and BEPOSONE.

Selling, general, and administrative expenses for the fourth quarter and year ended December 31, 2011, were $19.6 million and $89.6 million, respectively, as compared to $22.2 million and $82.6 million for the same periods in 2010. The decrease in fourth quarter 2011 expenses is primarily due to launch costs for BROMDAY incurred in fourth quarter 2010 which were not incurred in 2011, while the increase for the full year is primarily due to expenses of $10 million of higher legal costs, professional and other fees associated with the bromfenac royalty litigation, our complaint against the FDA regarding the approval of a generic version of XIBROM, costs associated with a government investigation into marketing practices related to XIBROM, pursuing a potential acquisition of a company and costs to review our strategic options partially offset by $2.1 million of lower selling and marketing expenses primarily due to costs incurred in 2010 to launch BROMDAY and which were not incurred in 2011.

Operating income for the fourth quarter and year ended December 31, 2011, was $10.1 million and $19,000, respectively, compared with operating income of $8.3 million and $10.4 million for the same periods in 2010.

Other expense for the fourth quarter and year ended December 31, 2011 included non-cash valuation charges of $22.2 million and $47.1 million, respectively, compared to $14.7 million and $7.5 million for the same periods in 2010, primarily as a result of marking common stock warrants to market. Non-cash warrant valuation adjustments are driven primarily by the change in ISTA’s stock price quarter over quarter.

Net loss on a GAAP basis for the fourth quarter and year ended December 31, 2011, was $15.9 million, or $0.38 per share, and $56.6 million, or $1.47 per share, based on 41.5 million and 38.6 million shares outstanding, respectively, compared with a net loss of $8.4 million, or $0.25 per diluted share, and $5.3 million, or $0.16 per diluted share, for the same periods in 2010, based on 33.5 million and 33.4 million shares outstanding. Adjusted cash net income for the quarter and year ended December 31, 2011, was $11.8 million, or $0.25 per share, and $6.2 million, or $0.13 per share, based on 47.3 million diluted shares outstanding and 48.2 million shares, respectively, compared to adjusted cash net income for the quarter and year ended December 31, 2010 of $8.2 million, or $0.18 per share, and $9.9 million, or $0.23 per share, based on 44.8 million diluted shares outstanding and 43.5 million shares, respectively.

As of December 31, 2011, ISTA had $71.6 million in cash, following a $21.5 million debt repayment made in August of 2011. The cash balance includes $38.3 million in reserves for royalties on BROMDAY and XIBROM and $24 million from the Company’s bank line.

ISTA Reaffirms 2012 Financial Outlook

ISTA expects:

•	2012 net revenues of approximately $180 million to $195 million.

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2012 adjusted cash net income of $15 million to $19 million, or diluted earnings per share of $0.28 to $0.36, assuming 53 million diluted shares. The Company defines “adjusted cash net income” as the Company’s net income adjusted for the non-cash mark-to-market adjustments relating to warrants, plus non-cash interest expense and non-cash stock-based compensation and other non-recurring items.

•	2012 adjusted EBITDA (or adjusted cash net earnings (or income) before interest, taxes, depreciation and amortization) of $25 million to $29 million.

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Year-end 2012 cash balance of at least $100 million. This amount is after any scheduled debt repayments and includes amounts drawn on ISTA’s bank line and assumes no payments of past due royalties for XIBROM/BROMDAY .

Before non-cash warrant valuation adjustments and other non-cash items, ISTA expects 2012 to be ISTA’s third consecutive year of profitability on an adjusted cash net income basis. The second of three scheduled principal repayments on the Company’s original $65 million debt facility comes due in September of 2012. The Company anticipates making the $21.5 million repayment out of cash on hand.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, February 23, 2012, at 4:30 PM Eastern Time, to discuss its fourth quarter and full-year 2011 results. To access the live conference call, U.S. and Canadian participants may dial 866-783-2138; international participants may dial 857-350-1597. The access code for the live call is 14161724.

To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 52781126. This conference call also will be webcast live and archived on ISTA’s website at http://www.istavision.com until March 23, 2012.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals, Inc. is a fast growing and the third largest branded prescription eye care business in the United States with an expanding focus on allergy therapeutics. ISTA currently markets four products, including treatments for ocular inflammation and pain post-cataract surgery, glaucoma and ocular itching associated with allergic conjunctivitis. The Company’s development pipeline contains additional candidates in various stages of development to treat dry eye, ocular inflammation and pain, and nasal allergies. Headquartered in Irvine, California, ISTA generated revenues of $160 million in 2011. For additional information about ISTA, please visit the corporate website at www.istavision.com.

BROMDAY™ (bromfenac ophthalmic solution) 0.09%, XIBROM (bromfenac ophthalmic solution)® 0.09%, ISTALOL® (timolol maleate ophthalmic solution) 0.5%, VITRASE® (hyaluronidase injection) Ovine, 200 USP Units/mL, BEPREVE® (bepotastine besilate ophthalmic solution) 1.5%, PROLENSA™ (bromfenac ophthalmic solution), BEPOMAX™ (bepotastine besilate nasal spray) and BEPOSONE™ (bepotastine besilate/steroid combination nasal spray) are trademarks of ISTA Pharmaceuticals, Inc.

Full prescribing information for BROMDAY is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/BROMDAYPI101008.pdf

Full prescribing information for BEPREVE is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Bepreve_insert.pdf

Full prescribing information for ISTALOL is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

Full prescribing information for VITRASE is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/vitrase200_package_insert.pdf

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Reform Act of 1995. Without limiting the foregoing, but by way of example, statements contained in this press release related to ISTA’s 2012 financial outlook and expected financial results, announcement of clinical trial results in 2012, filing of a new drug application with the FDA and the actions of the FDA in response to such applications, issuance of patents, potential launch of products in 2013, 2014 and 2015 and review of the Company’s strategic options are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations are detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2010, and its Quarterly Report on Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2011.

ISTA Pharmaceuticals, Inc.

Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues:
Product sales, net	$45,089	$51,133	$160,333	$156,525

Total revenues	45,089	51,133	160,333	156,525
Cost of products sold	10,670	12,437	39,109	37,608

Gross profit	34,419	38,696	121,224	118,917

Costs and expenses:
Research and development	4,714	8,150	31,628	25,929
Selling, general and administrative	19,649	22,249	89,577	82,631

Total costs and expenses	24,363	30,399	121,205	108,560

Income from operations	10,056	8,297	19	10,357
Other (expense) income:
Interest expense, net	(1,458)	(2,082)	(7,271)	(7,902)
(Loss) gain on derivative valuation	(2,292)	—	(2,223)	130
Loss on warrant valuation	(22,229)	(14,681)	(47,139)	(7,522)
Other	1	39	8	(363)

Total other expense	(25,978)	(16,724)	(56,625)	(15,657)

Net loss	$(15,922)	$(8,427)	$(56,606)	$(5,300)

Net loss per common share, basic and diluted	$(0.38)	$(0.25)	$(1.47)	$(0.16)

Shares used in computing net loss per common share, basic and diluted	41,513	33,504	38,610	33,440

ISTA Pharmaceuticals, Inc.

Summary of Balance Sheet Data

(in thousands)

(unaudited)

	December 31,
	2011	2010
Cash and cash equivalents	$71,593	$78,777
Working capital	2,265	15,822
Total assets	153,091	134,240
Current portion of Facility Agreement	21,450	21,450
Facility Agreement, net of current portion and unamortized discounts and derivatives	21,975	38,706
Warrant Liability	40,130	66,185
Total liabilities	202,164	213,337
Total stockholders’ deficit	(49,073)	(79,097)

Non-GAAP Financial Measures

ISTA believes the metric “adjusted cash net income (loss) and adjusted cash EPS excluding non-cash interest expense, stock option expense, non-cash warrant and derivative valuation adjustments and other non-recurring items,” are useful financial measures for investors in evaluating the Company’s performance for the periods presented. ISTA’s management believes the presentation of these non-GAAP financial measures provides useful information to the Company and to investors regarding ISTA’s results of operations as these non-GAAP financial measures allow better evaluation of ongoing business performance. These metrics, however, are not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net income (loss) or EPS in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. For a reconciliation of net income (loss) to adjusted cash net income (loss), see the table below.

ISTA Pharmaceuticals, Inc.

Reconciliation of GAAP Net Loss to Adjusted Cash Net Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net loss	$(15,922)	$(8,427)	$(56,606)	$(5,300)
Add:
Stock-based compensation costs	1,411	970	4,277	3,862
Amortization of deferred financing costs	188	268	938	1,075
Amortization of discount on Facility Agreement	501	711	2,495	2,846
Change in value of warrants related to Facility Agreement	22,229	14,681	47,139	7,522
Change in value of derivative related to Facility Agreement	2,291	—	2,223	(130)

Cash net income	10,698	8,203	466	9,875
Add:
Costs associated with attempted acquisition and review of strategic options	1,105	—	5,743	—

Adjusted cash net income	$11,803	$8,203	$6,209	$9,875

Net loss per share - basic and diluted	$(0.38)	$(0.25)	$(1.47)	$(0.16)

Shares used in computing net loss per common share, basic and diluted	41,513	33,504	38,610	33,440

Adjusted cash net income per share - basic	$0.28	$0.24	$0.16	$0.30

Adjusted cash net income per share - diluted	$0.25	$0.18	$0.13	$0.23

Shares used in computing cash net income per common share, basic	41,513	33,504	38,610	33,440

Shares used in computing cash net income per common share, diluted	47,260	44,870	48,213	43,505

CONTACTS

For Investor Relations:

Lauren Silvernail

949-788-5302

lsilvernail@istavision.com

Jeanie Herbert

949-789-3159

jherbert@istavision.com

Kathy Galante

Burns McClellan

212-213-0006

kgalante@burnsmc.com

For General Media:

Justin Jackson

Burns McClellan

212-213-0006

jjackson@burnsmc.com

For Trade Media:

Tad Heitmann

BioComm Network

714-273-2937

theitmann@BioCommNetwork.com

Web Site: http://www.istavision.com